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                                                                     EXHIBIT 2.4


                  THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT

         THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated August 29, 1997, by and among DS Group Limited, a corporation formed under the laws of England and Wales ("Buyer"), Thermadyne Holdings Corporation, a Delaware corporation ("Holdings"), and Deloro Stellite Holdings Corporation, a Delaware corporation formerly known as MAG Acquisition Corp. and Deloro Stellite Corporation (the "Company").

                                   RECITALS:

         WHEREAS, Buyer, Holdings and the Company are parties to that certain Stock Purchase Agreement dated July 11, 1997, as amended by that certain First Amendment to Stock Purchase Agreement dated August 1, 1997 and that certain Second Amendment to Stock Purchase Agreement dated August 15, 1997 (as amended, the "Stock Purchase Agreement") pursuant to which Buyer will acquire all of the issued and outstanding capital stock of the Company; and

         WHEREAS, Buyer, Holdings and the Company desire to amend certain provisions of the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                     AMENDMENT OF STOCK PURCHASE AGREEMENT

         Section 1.1 OFL Account. Article III of the Stock Purchase Agreement is amended by adding thereto the following Section 3.25:

                          SECTION 3.25 OFL Account. The aggregate amount of the "overall foreign loss," as defined in Section 904(f)(2) of the Code, which is allocable pursuant to Treasury Regulation
                 Section 1.1502-9 to the Company and its Subsidiaries as of the close of the taxable period ending on the Closing Date shall not be greater than $26,000,000.

                 Section 1.2 Survival of Representations, Warranties and Covenants. Clause (a) of Section 8.1 of the Stock Purchase Agreement is hereby amended it its entirety to read as follows:

                          (a)     Except as to the representations and
                 warranties contained in Section 3.23, which shall survive the Closing until the expiration of four years from the
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                 Closing Date, the representations and warranties contained in
                 Section 3.25, which shall survive the Closing until December 31, 2004, and the representations and warranties contained in
                 Section 3.16, which shall expire on the Closing Date, the representations and warranties of Holdings contained in this Agreement shall survive the Closing until the expiration of 20 months from the Closing Date. Any claim for indemnification with respect to any of such matters shall be asserted by notice given as herein provided relating thereto within such specified period of survival. Any claim for Indemnifiable Losses asserted within such period of survival as herein provided will be timely made for purposes hereof.

                 Section 1.3      Indemnification.  Clause (a)(i) of Section
8.3 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

                          (i) any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of any breach of representation or warranty of Holdings or the Company under the terms of this Agreement (other than the representations and warranties of Holdings in Sections 3.4,
                 3.16 and 3.23 and any other representations or warranties relating to Environmental Laws and Hazardous Materials); provided that Indemnifiable Losses relating to, resulting from or arising out of any breach of representation or warranty of Holdings contained in Section 3.25 shall be limited to additional Taxes owed by Buyer, the Company and its Subsidiaries for taxable periods ended on or before December 31, 2004 that relate to, result from or arise out of such breach;

                                   ARTICLE II

                                 MISCELLANEOUS

         Section 2.1 Defined Terms. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement as hereby amended.

         Section 2.2 Effect of Amendment. Except as specifically provided herein, the Stock Purchase Agreement is in all respects ratified and confirmed. All of the terms, conditions and provisions of the Stock Purchase Agreement as hereby amended shall be and remain in full force and effect.

         Section 2.3 Entire Agreement. This Amendment, together with the unaltered portions of the Stock Purchase Agreement, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

         Section 2.4 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof.

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         Section 2.5      Duplicate Originals.  This Amendment may be executed
in as many counterparts as may be necessary or convenient and each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.


                                      DS GROUP LIMITED



                                      By:/s/ DAN W. LORDEN
                                      Name:    Dan W. Lorden
                                      Title:   Director


                                      THERMADYNE HOLDINGS CORPORATION



                                      By:/s/ STEPHANIE N. JOSEPHSON
                                      Name:    Stephanie N. Josephson
                                      Title:   Vice President & General Counsel


                                      DELORO STELLITE HOLDINGS CORPORATION



                                      By:/s/ STEPHANIE N. JOSEPHSON
                                      Name:    Stephanie N. Josephson
                                      Title:   Vice President & General Counsel



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